Exhibit 5.6

CHLUMSKY, ARMBRUST & MEYER, LLC
200 Union Boulevard, Suite 430
Lakewood, Colorado 80228
Telephone: (303) 716-1617
Fax: (303) 716-3386

CONSENT OF EXPERT
FILED BY SEDAR

December 9, 2010

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland and Labrador
Registrar of Securities, Northwest Territories
Registrar of Securities, Nunavut
Registrar of Securities, Yukon
United States Securities and Exchange Commission

Re:	Minefinders Corporation Inc. (the "Company") filing of a Short Form Base Shelf Prospectus dated December 9, 2010 (the "Prospectus").

We refer to our report entitled "Technical Report Dolores Gold-Silver Project, Chihuahua State, Mexico" dated July 26, 2007 (the "Report") as referenced in the Prospectus and documents incorporated by reference therein.

We hereby consent to the use of our firm name and our Report in the Prospectus and in documents incorporated by reference therein.

We confirm that we have read the Prospectus and we have no reason to believe that there are any misrepresentations that are derived from our Report referred to above or that are within our knowledge as a result of the services we performed in connection with such Report.

We consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company’s Form F-10 filed on December 9, 2010, and any amendment thereto, including post-effective amendments.

[Signature page follows]

Yours truly,

CHLUMSKY, ARMBRUST & MEYER, LLC

Per:	"Michael J. Read"
Name: Michael J. Read
Position: Principal